UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)       April 30, 2007

Neutron Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	005-80243	98-0338100
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3500 De Maisonneuve West, 2 Place Alexis Nihon Suite 1650
Montreal, Quebec, Canada		H3Z 3C1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    (514) 871-2222

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02                                                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 30, 2007, the employment agreement by and between Neutron Enterprises, Inc. (the “Company”, “we”, or “us”) and Ciaran Griffin, and Mr. Griffin’s position as the Chief Financial Officer of the Company, were terminated by mutual consent of us and Mr. Griffin. Effective April 30, 2007, we appointed Mitchell Rosen to serve as our Chief Financial Officer in addition to his current role as our Executive Vice President.

In connection with the foregoing, we entered into an agreement (the “Agreement”) with Mr. Griffin that provides for: (i) payment of Cdn $37,500 to Mr. Griffin; (ii) grant of a laptop computer to Mr. Griffin; (iii) immediate vesting of outstanding options to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share, with the termination date of such options being accelerated to October 31, 2008; and (iv) cancellation of remaining options to purchase 200,000 shares of our common stock previously issued to Mr. Griffin.  In consideration of the foregoing, Mr. Griffin released any and all claims he has or may have against the Company, our subsidiaries, or any of our affiliates.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Section 9 — Financial Statements and Exhibits

Item 9.01                                                Financial Statements and Exhibits.

(d)  Exhibits.   The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit

10.1	Agreement dated March 30, 2007 by and between the Company and Ciaran Griffin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neutron Enterprises, Inc.

Date: May 2, 2007	By:	/s/ Mitchell Rosen
Mitchell Rosen
Executive Vice President and Chief
Financial Officer